Exhibit 10.59

November 29, 2004

Mr. William Garvey

Dear Bill:

Rackable Systems, Inc. (“Rackable” or the “Company”) is pleased to offer you the position of General Counsel, Vice President of Corporate Development, reporting to the Chief Financial Officer. This letter sets forth the terms of this offer:

1.	Base Salary. Annual base salary of $190,000. You will be paid 1/26 of this amount every 2 weeks, or a total of $6,923.08 (gross) less payroll deductions and all required withholdings. You shall devote your best efforts and your full business time, business judgment, business skill, knowledge and attention to advancing the business and affairs of Rackable and its affiliates.

2.	MBO Bonus Program. You will be eligible for a quarterly bonus potential of up to $11,250 (gross), less payroll deductions and all required withholding. Actual bonus amounts will be assessed by the Chief Financial Officer based upon performance to predetermined, written objectives. While these bonuses are performance based, most Rackable employees who are on this program have a history of strong performance to objectives and generally achieve 80-90% of the bonus potential. Bonus amounts will be prorated based upon the period of time you are employed during a particular quarter. Bonus amounts will be determined and paid during the first regular payroll run following quarter close.

3.	Equity position. It will be recommended to the Board of Directors that you be granted a stock option to purchase 70,000 shares of Common Stock under Rackable’s Employee Stock Option Plan. Your options will be subject to a five year vesting schedule, with vesting to commence as of your start date as an employee under this Agreement. Your options shall only vest if you have been continuously employed by Rackable from the Start Date listed below through the applicable option vesting date (e.g., at the end of the first year of employment or the applicable monthly period thereafter as set forth in the next sentence). Under the vesting schedule, your option shares would vest at the rate of 20% upon completion of the first year of employment, with an additional 1.6667% of such shares vesting for each full month of continuous employment completed after the first anniversary. Your options, if approved, shall be granted subject to all of the terms and conditions set forth in an option agreement prepared by Rackable and executed by you and Rackable (the “Stock Option Agreement”) and the grant of such options shall be conditioned upon the execution of such Stock Option Agreement.

4.	Acceleration upon change of control. You will be eligible for immediate vesting of all unvested shares upon the occurrence of both (a) a “change of control” and (b) any one of the following within 12 months after “change of control”, termination without cause; given a position of substantially lesser responsibility; or required to relocate, the specific terms of which shall be set forth in your Stock Option Agreement. “Change of control” is defined as an exchange of more than 50% of Rackable’s equity securities in an acquisition.

5.	Severance. If your employment is terminated by the company without cause, the company shall provide, and you shall be entitled to receive the following enumerated benefits until the earlier of (1) six (6) months from the Separation Date or (2) the date you commence full time employment (including self-employment and/or consulting work) for another entity: (i) base salary payable in regular installments from the date of termination through the date that is (6) months after the date of termination; and (ii) payment of COBRA premiums for you and your dependents for a period of six (6) months after date of termination. Any such amounts will be payable at such times as amounts would have been paid had you not been terminated.

Rackable also offers a comprehensive benefits package, including medical, dental and vision insurance coverage, 401(k) Retirement Savings Plan, EAP, Life/LTD, paid holidays and three weeks PTO annually as specified by Rackable policy for all employees.

Your employment with Rackable is for no specified term and is “at will,” and may be terminated by you or Rackable at any time, with or without cause or advance notice.

This letter, the Company’s agreement relating to proprietary rights between you and Rackable to be provided by the Company to you (the “Inventions Agreement”) and, if approved by the Board of Directors, the form of option agreement between you and Rackable relating to your option grant described above set forth the terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral. It is a condition to this offer and your employment that you execute the Inventions Agreement on or prior to your acceptance of this offer letter. You also must comply with all Company policies and rules. As required by law, this offer is subject to satisfactory proof of your right to work in the United States. You agree to treat with confidentiality the terms of this offer and to not disclose or discuss or release any such terms to any person or entity (except your attorney, accountant and other consultants) without the consent of the Board of Directors of the Company. This letter may not be modified or amended, except by a written agreement, signed by the Company and you.

Bill, we believe this position will provide you with an excellent opportunity for professional growth, as well as offering you the excitement and rewards of a dynamic and growing company. Rackable feels the single most important factor in our success will be our people. We are confident that the skills and background you bring to us will be instrumental to Rackable’s success.

Please keep a copy and return the signed original of this offer letter to me by December 10, 2004. As we’ve discussed, we look forward to you joining our team and starting on or before January 1, 2005.

Sincerely,

RACKABLE SYSTEMS, INC.

By:	/s/ Todd Ford
Todd Ford
Chief Financial Officer

I agree to and accept this offer of employment with RACKABLE SYSTEMS, Inc.

/s/ Bill Garvey	TBD
Name	Start Date